PROSPECTUS SUPPLEMENT                      FILED PURSUANT TO RULE NO.  424(b)(3)
(To Prospectus dated May 1, 2001)                    REGISTRATION NO.  333-54662



                         [RETAIL HOLDRS(SM) TRUST LOGO]


                        1,000,000,000 Depositary Receipts
                              Retail HOLDRS(SM) Trust

     This prospectus supplement supplements information contained in the prospectus dated May 1, 2001, relating to the sale of up to 1,000,000,000 depositary receipts by the Retail HOLDRS(SM) Trust.

     The share amount specified in the table on page 12 of the base prospectus shall be replaced with the following:

                                                      Share         Primary
                    Name of Company    Ticker        Amounts    Trading Market
-----------------------------------    ------        -------    --------------
 Albertson's, Inc.                      ABS             8            NYSE
 Amazon.com, Inc.                       AMZN            7         Nasdaq NMS
 Best Buy Co., Inc.                     BBY             4            NYSE
 Costco Wholesales Corporation          COST            8         Nasdaq NMS
 CVS Corporation                        CVS             7            NYSE
 Federated Department Stores             FD             4            NYSE
 Kohl's Corporation                     KSS             6            NYSE
 Lowe's Companies, Inc.(1)              LOW            14            NYSE
 RadioShack Corporation                 RSH             3            NYSE
 Safeway Inc.                           SWY             9            NYSE
 Sears, Roebuck and Co.                  S              6            NYSE
 Target Corporation                     TGT            16            NYSE
 The Gap, Inc.                          GPS            16            NYSE
 The Home Depot, Inc.                    HD            40            NYSE
 The Kroger Co.                          KR            15            NYSE
 The Limited, Inc.                      LTD             8            NYSE
 The May Department Stores Company      MAY             6            NYSE
 The TJX Companies, Inc.                TJX             5            NYSE
 Walgreen Co.                           WAG            19            NYSE
 Wal-Mart Stores, Inc.                  WMT            36            NYSE



(1) Lowe's Companies, Inc. announced a 2-for-1 stock split on its common stock payable to shareholders of record as of June 8, 2001. Lowe's Companies, Inc. began trading on a split-adjusted basis on July 2, 2001. As of July 6, 2001, the share amount of Lowe's Companies, Inc. represented by a round-lot of 100 Retail HOLDRS is 14.

     The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

          The date of this prospectus supplement is September 30, 2001.